FOR IMMEDIATE RELEASE

FORMER EXECUTIVES OF C.E. UNTERBERG, TOWBIN ACQUIRE
A MINORITY STAKE IN MERRIMAN CURHAN FORD

SAN FRANCISCO – August 27, 2009 – Merriman Curhan Ford Group, Inc. (NASDAQ: MERR) today announced that Thomas Unterberg, former chairman, and Andrew Arno, former chief executive officer, of C.E. Unterberg, Towbin will join the firm as a senior advisor and vice chairman of the broker-dealer, respectively.

“I am excited to be associated with a firm that will participate in what I expect to be a significant resurgence in small-cap equity,” said Thomas Unterberg, former chairman of C.E. Unterberg, Towbin.

“I am pleased to be joining lead investor Ron Chez and the Merriman team as vice chairman of the broker-dealer and a board member,” said Andrew Arno, chief executive officer of Unterberg Capital, LLC and former chief executive officer of C.E. Unterberg, Towbin. “This is a strong group of dedicated, passionate investment-banking executives and I think we will collectively make a great team.”

Unterberg, Arno and other former officers of C.E. Unterberg, Towbin have personally acquired a minority stake in Merriman Curhan Ford by participating in the company’s $10.2 million oversubscribed private placement of convertible preferred stock offering, which was also announced today.

“C.E. Unterberg, Towbin was one of the most successful boutique investment banks of its time,” said Jon Merriman, co-founder and chief executive officer of Merriman Curhan Ford Group, Inc. “We are very excited to have such a seasoned group invest in us and join our team.”

Thomas Unterberg is the chairman of Unterberg Capital LLC.  He is the former chairman of C.E. Unterberg, Towbin, a boutique investment bank he formed in 1990.  From 1987-1990, he was the head of Technology Banking at Lehman Brothers.  Unterberg was the chairman and chief executive officer of L.F. Rothschild Unterberg, Towbin Holdings, Inc. from 1977-1986, and was a managing partner of the original C.E. Unterberg, Towbin when it merged with L.F. Rothschild.

Andrew Arno is the chief executive officer of Unterberg Capital LLC.  Arno was a managing director at Collins Stewart LLC.  In July 2007, Collins Stewart acquired C.E. Unterberg, Towbin.  Arno joined C.E. Unterberg, Towbin in 1990 as a managing director responsible for Capital Markets and was appointed chief executive officer in 2006.  From 1987-1989, Arno was a vice president at Lehman Brothers.  From 1981-1987 he served as vice president at L.F. Rothschild Unterberg, Towbin Holdings, Inc. where he was involved in portfolio management for high-net-worth individuals.

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. The company offers high-quality investment banking, equity research, institutional services and corporate & venture services, and specializes in five growth industry sectors: CleanTech, Consumer/Internet/Media, Health Care, Natural Resources and Technology.  For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties.  This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 30, 2009 and our Forms 10-Q filed on May 15 and August 11, 2009. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 30, 2009 and Forms 10-Q filed on May 15 and August 11, 2009, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on "Investor Relations."

At the Company:
Matthew Ord
Vice President
Marketing Communications
(415) 262-1382
mord@mcfco.com